Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 10, 2021, with respect to the consolidated financial statements of Locafy Limited contained in the Registration Statement on Form F-1/A. We consent to the use of the aforementioned report in the Registration Statement and prospectus and to the use of our name as it appears under “Experts.”

/s/ GRANT THORNTON AUDIT PTY LTD

Perth, Australia

March 7, 2022